SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

[ X ] Filed by the registrant

[   ] Filed by a party other than the registrant


Check the appropriate box:

[   ] Preliminary Proxy Statement

[   ] Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))

[ X ] Definitive Proxy Statement

[   ] Definitive Additional Materials

[   ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                         FIRST DEFIANCE FINANCIAL CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                         FIRST DEFIANCE FINANCIAL CORP.
                               601 Clinton Street
                              Defiance, Ohio 43512
                                 (419) 782-5015

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 21, 1998


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders ("Annual Meeting") of First Defiance Financial Corp., Defiance, Ohio ("First Defiance") will be held at the home office of its subsidiary First Federal Savings and Loan, located at 601 Clinton Street, Defiance, Ohio 43512, Tuesday, April 21, 1998 at 1:00 p.m., Eastern Time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

                  (1) To elect three (3) directors for three-year terms, and until their successors are elected and qualified;
                  (2) To ratify the appointment by the Board of Directors of Ernst & Young LLP as First Defiance's independent auditors for the year ending December 31, 1998; and
                  (3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof. Management is not aware of any other business.

         The Board of Directors has fixed March 6, 1998 as the voting record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or at any adjournment thereof. Only those shareholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting or at any such adjournment.

                                              BY ORDER OF THE BOARD OF DIRECTORS


                                                     /s/John W. Boesling
                                                     -------------------
                                                     John W. Boesling
                                                     Secretary
Defiance, Ohio
March 23, 1998

--------------------------------------------------------------------------------
YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.
--------------------------------------------------------------------------------

                                 PROXY STATEMENT

                         First Defiance Financial Corp.
                               601 Clinton Street
                              Defiance, Ohio 43512


                       1998 ANNUAL MEETING OF SHAREHOLDERS

                                 April 21, 1998

General

         This Proxy Statement is being furnished to holders of common stock, $0.01 par value per share ("Common Stock"), of First Defiance Financial Corp., Defiance, Ohio ("First Defiance"). Proxies are being solicited on behalf of the Board of Directors of First Defiance to be used at the Annual Meeting of Shareholders ("Annual Meeting") to be held at the home office of First Federal Savings and Loan ("First Federal") located at 601 Clinton Street, Defiance, Ohio 43512, on Tuesday April 21, 1998 at 1:00 p.m., Eastern Time, and at any adjournment thereof for the purposes set forth in the Notice of Annual Meeting of Shareholders. This Proxy Statement is first being mailed to shareholders on or about March 23, 1998.

Proxies

         The proxy solicited hereby, if properly signed and returned to First Defiance and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted for the nominees for director described herein and for the other matter described below and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies. Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of First Defiance written notice thereof (John W. Boesling, Secretary, First Defiance Financial Corp., 601 Clinton Street, Defiance, Ohio 43512); (ii) submitting a duly-executed proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving notice of revocation to the Secretary. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

Voting Rights

         Only shareholders of record at the close of business on March 6, 1998 ("Voting Record Date") will be entitled to notice of and to vote at the Annual Meeting. On the Voting Record Date, there were 8,123,171 shares of Common Stock issued and outstanding and First Defiance had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented at the meeting.

         The presence, either in person or by proxy, of at least a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Directors are elected by a plurality of the votes cast with a quorum present. Abstentions are considered in determining the presence of a quorum and will not affect the plurality vote required for the election of directors. A majority of the total votes cast is required to ratify the appointment of the independent auditors. Under rules of the New York Stock Exchange, the proposals for election of directors and ratification of the auditors are considered "discretionary" items upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions and for which there will not be "broker non-votes."

Beneficial Ownership

         The following table includes, as of the Voting Record Date, certain information as to the Common Stock beneficially owned by (i) the only person or entities, including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended ("1934 Act"), who or which was known to First Defiance to be the beneficial owner of more than 5% of the issued and outstanding Common Stock, (ii) each director and each person nominated to become a director of First Defiance, (iii) the executive officers of First Defiance named in the Summary Compensation Table set forth under "Executive Compensation," and (iv) all directors and executive officers of First Defiance as a group.

                                                           Amount and Nature of
    Name of Beneficial Owner or                     Beneficial Ownership as of               Percent of
    Number of Persons in Group                             March 6, 1998 (1)                 Common Stock
    --------------------------                             -----------------                 ------------

First Federal Savings and Loan
 Employee Stock Ownership Plan                               845,236   (2)                       10.41%
Janus Capital Corporation                                    477,910   (3)                        5.88%
Fidelity Management and Research Company                     457,900   (4)                        5.63%
Don C. Van Brackel                                           222,302   (5)                        2.70%
Edwin S. Charles                                             118,775   (6)                        1.45%
James M. Zachrich                                             90,513   (7)                        1.11%
Dr. John U. Fauster III                                       50,978   (7)(8)                          (9)
Dr. Marvin J. Ludwig                                          54,307   (7)(10)                         (9)
Stephen L. Boomer                                             34,404   (7)                             (9)
Thomas A. Voigt                                               10,261   (11)                            (9)
Dr. Douglas A. Burgei                                         11,973   (11)                            (9)
Gerald W. Monnin                                               4,568   (12)                            (9)
Peter Diehl                                                        0                                   (9)
William J. Small                                              71,962   (13)                            (9)
John C. Wahl                                                  64,040   (14)                            (9)
John W. Boesling                                             100,684   (15)                       1.23%
All directors and executive
 officers as a group (14 persons)                            898,231   (16)                      10.49%


(Footnotes on next page)

(1) For purposes of this table, pursuant to rules promulgated under the 1934 Act, an individual is considered to beneficially own shares of Common Stock if he or she directly or indirectly has or shares (1) voting power, or (2) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, an officer or a director has sole voting power and sole investment power with respect to the indicated shares. Shares which are subject to stock options which have been granted under the 1993 Stock Option Plan (the "the 1993 Directors' Plan"), the 1993 Stock Incentive Plan (the "1993 Incentive Plan") or the 1996 Stock Option Plan (the "1996 Stock Option Plan") which are exercisable within 60 days of the Voting Record Date and shares which will be received upon the vesting of awards under the 1996 Management Recognition Plan and Trust ("1996 MRP") within 60 days of the Voting Record Date are deemed to be outstanding for the purpose of computing the percentages of Common Stock beneficially owned by the respective individuals and group. The 1993 Directors' Plan, the 1993 Incentive Plan and the 1996 Stock Option Plan are collectively referred to as the "Option Plans". Information regarding beneficial ownership by individuals who are not officers or directors of the Company was obtained from 13G filings with the Securities and Exchange Commission.

(2) Shares owned by First Federal Savings and Loan Employee Stock Ownership Plan ("ESOP") which have been allocated to persons listed in this beneficial ownership table are also included in those persons holdings.

(3) The shares are beneficially owned by Janus Capital Corporation and Thomas H. Bailey. Janus Capital Corporation is a registered investment advisor which furnishes investment advice to several investment companies registered under Section 8 of the Investment Company Act of 1940 and individual and institutional clients (collectively referred to as the "Managed Portfolios"). Janus Capital Corporation does not have the right to receive any dividends from, or proceeds from the sale of securities held in its Managed Portfolios and disclaims any ownership associated with such rights. Thomas H. Bailey owns 12.2% of Janus Capital Corporation and he serves as President and Chairman of the Board of Janus Capital Corporation. He does not own of record any shares of First Defiance Financial Corp. Common Stock. However, as a result of his position, Mr. Bailey may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Janus Capital Corporation may have with respect to First Defiance Financial Corp. Common Stock held by the Managed Portfolios. Mr. Bailey specifically disclaims beneficial ownership of any shares of First Defiance Financial Corp. Common Stock that Janus Capital Corp. may be deemed to control.

(4) The shares are beneficially owned by Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. and an investment advisor to various investment companies registered under
         Section 8 of the Investment Company Act of 1940. The shares are owned by Fidelity Select Home Finance Portfolio, an investment company. FMR Corp., and its principal shareholders Edward C. Johnson 3d and Abigail
         P. Johnson are each deemed to have sole voting power over 0 shares and sole dispositive power over 457,900 shares.

(5) Includes 90,027 shares owned by trusts for the benefit of Mr. Van Brackel and his wife, 9,327 shares that vest within 60 days under the 1996 MRP, 20,294 shares that have been allocated to Mr. Van Brackel's account in the ESOP and 102,654 shares that may be acquired upon the exercise of stock options, including 23,317 options that vest within 60 days under the 1996 Stock Option Plan. Should Mr. Van Brackel terminate his employment with First Defiance before April 19, 1998, he will forfeit his unvested shares in the 1996 MRP and the 1996 Stock Option Plan.

(6) Includes 6,261 shares owned by his wife, 22,999 shares held by a trust for the benefit of his children, 1,399 shares that vest within 60 days under the 1996 MRP and 50,581 shares that may be acquired upon the exercise of stock options, including 3,497 options that vest within 60 days under the 1996 Stock Option Plan. Mr. Charles shares voting power with certain of his children with respect to the 22,999 shares cited above. Should Mr. Charles terminate his board service with First Defiance before April 19, 1998, he will forfeit his unvested shares in the 1996 MRP and the 1996 Stock Option Plan.

(7) Includes 1,399 shares that vest within 60 days under the 1996 MRP and 28,196 shares that may be acquired upon the exercise of stock options, including 3,497 options that vest within 60 days under the 1996 Stock Option Plan. Should the director terminate his board service with First Defiance before April 19, 1998, he will forfeit his unvested shares in the 1996 MRP and the 1996 Stock Option Plan.

(8)      Includes 1,000 shares owned by his wife.

(9)      Less than 1% of the total outstanding shares of Common Stock.

(10)     Includes 1,431 shares owned by his wife.

(11) Includes 1,399 shares that vest within 60 days under the 1996 MRP and 6,606 shares that may be acquired under the exercise of stock options, including 3,497 options that vest within 60 days under the 1996 Stock Option Plan. Should the director terminate his board service with First Defiance before April 19, 1998, he will forfeit his unvested shares in the 1996 MRP and the 1996 Stock Option Plan.

(12) Includes 1,243 shares that vest within 60 days under the 1996 MRP and 3,109 shares that may be acquired under the exercise of stock options that vest within 60 days under the 1996 Stock Option Plan. Should Mr. Monnin terminate his board service with First Defiance before April 22, 1998, he will forfeit his unvested shares in the 1996 MRP and the 1996 Stock Option Plan.

(13) Includes 101 shares owned jointly with his son, 201 shares held as custodian for minor children, 2,760 shares that vest within 60 days under the 1996 MRP, 6,431 shares which have been allocated to Mr. Small's account in the ESOP and 45,920 shares that may be acquired upon the exercise of stock options, including 6,900 options that vest within 60 days under the 1996 Stock Option Plan. Should Mr. Small terminate his employment with First Defiance before April 19, 1998, he will forfeit his unvested shares in the 1996 MRP and the 1996 Stock Option Plan.

(14) Includes 300 shares held as custodian for minor children, 4,000 shares that vest within 60 days under the 1996 MRP, 9,552 shares that have been allocated to Mr. Wahl's account in the ESOP and 42,000 shares that may be acquired upon the exercise of stock options, including 6,000 options that vest within 60 days under the 1996 Stock Option Plan. Should Mr. Wahl terminate his employment with First Defiance before April 19, 1998, he will forfeit his unvested shares in the 1996 MRP and the 1996 Stock Option Plan.

 (15) Includes 2,760 shares that vest within 60 days under the 1996 MRP, 13,886 shares that have been allocated to Mr. Boesling's account in the ESOP and 39,708 shares that may be acquired upon the exercise of stock options, including 6,900 options that vest within 60 days under the 1996 Stock Option Plan. Should Mr. Boesling terminate his employment with First Defiance before April 19, 1998, he will forfeit his unvested shares in the 1996 MRP and the 1996 Stock Option Plan.

 (16) Includes options to purchase 442,323 shares, including 72,307 options that vest within 60 days under the 1996 Stock Option Plan. Also includes 33,083 shares that vest within 60 days under the 1996 MRP. Also includes 66,639 shares of Common Stock allocated to the accounts of executive officers in the ESOP.

          INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR, DIRECTORS
                   WHOSE TERMS CONTINUE AND EXECUTIVE OFFICERS

Election of Directors

         First Defiance's Board of Directors is currently composed of nine members. The Code of Regulations of First Defiance provides that the Board of Directors of First Defiance shall be divided into three classes which are as equal in number as possible, and that the members of each class are to be elected for a term of three years and until their successors are elected and qualified. One class of directors is elected annually.

         At the Annual Meeting, shareholders of First Defiance will be asked to elect three directors for three year terms, and in each case until their successors are elected and qualified. Mr. Boomer currently serves as a director of First Defiance. Mr. Diehl and Mr. Small have been nominated to fill the vacancies created by the retirement of Edwin S. Charles and James M. Zachrich effective with the Annual Meeting. No nominee for director is related to any other director or executive officer of First Defiance by blood, marriage or adoption.

         Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of the nominees for director listed below. If any person named as nominee should be unwilling to stand for election at the time of the Annual Meeting, the proxies will vote for any replacement nominee or nominees recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why any of the nominees listed below may not be able to serve as a director if elected.

Information with Respect to Nominees for Director and Continuing Directors

         The following tables present information concerning each nominee for director and each director whose term continues, including his tenure as a director of First Federal.

           NOMINEES FOR DIRECTOR FOR THREE-YEAR TERMS EXPIRING IN 2001

                                         Positions Held in             Director
     Name              Age                First Defiance                Since(1)
     ----              ---                --------------                --------
Stephen L. Boomer       47          Director                              1994

William J. Small        47          Senior Vice President,
                                    President of First Federal
                                    Savings and Loan                       N/A

Peter A. Diehl          47          N/A                                    N/A



                   THE BOARD OF DIRECTORS RECOMMENDS THAT THE
                        NOMINEES BE ELECTED AS DIRECTORS


                      DIRECTORS WITH TERMS EXPIRING IN 1999

                                         Positions Held in             Director
     Name              Age                First Defiance                Since(1)
     ----              ---                --------------                --------

Dr. John U. Fauster     60          Director                              1975

Dr. Marvin J. Ludwig    71          Director                              1979

Thomas A. Voigt         55          Director                              1995


                                                        (Footnotes on next page)



                      DIRECTORS WITH TERMS EXPIRING IN 2000

                                         Positions Held in             Director
     Name              Age                First Defiance                Since(1)
     ----              ---                --------------                --------
Don C. Van Brackel      59          Chairman, President and
                                    Chief Executive Officer               1979

Dr. Douglas A. Burgei   43          Director                              1995

Gerald W. Monnin        59          Director                              1997

----------------

(1) Each director also serves as a director of First Federal Savings and Loan ("First Federal"), a wholly owned subsidiary of First Defiance. The indicated year includes service as a director for First Federal prior to the formation of First Defiance in 1995.

The business experience of each of the nominees or directors for at least the past five years is as follows:

      William J. Small. Mr. Small has been nominated for a three year term on the board of directors expiring in 2001. He was appointed President and Chief Operating Officer of First Federal in June 1996, after having served as Senior Vice President responsible for lending from July 1, 1994. He also is a Senior
Vice President of First Defiance. Prior to joining First Defiance he was president and managing officer of The Hicksville Building, Loan and Savings Bank, Hicksville, Ohio since 1987. Mr. Small serves as a member of the Loan Review Committee.

      Peter A. Diehl. Mr. Diehl has been nominated for a three year term on the board of directors expiring in 2001. He is President/Chief Executive Officer of Diehl, Inc., a privately held company headquartered in Defiance, Ohio which produces canned dairy products and non-dairy creamers for distribution throughout the United States and Asia.

      Stephen L. Boomer. Mr. Boomer is President and co-owner of Arps Dairy Inc., Defiance, Ohio, a processor and distributor of various dairy products. He has been a director since August 1, 1994 and currently serves as Chairman of the MRP - Stock Options Committee and as a member of the Audit and Governance Committees and serves on the Executive and Loan Review Committees on a rotating basis during the year.

      Don C. Van Brackel. Mr. Van Brackel became Chairman of the Board of Directors and Chief Executive Officer of First Federal, First Defiance's predecessor, on January 1, 1995. He was president and managing officer of First Federal from July 1992 until June 1996 and has been a director of First Defiance and its predecessors since 1979. He previously was president and chief executive officer of A. Van Brackel & Sons, Inc., Defiance, Ohio, a company that sells and services coin-operated equipment, sound systems and satellite-delivered background music as a 3-M franchisee. As Chairman and CEO, Mr. Van Brackel is also Chairman of the Executive and Loan Review Committees of First Federal and a member of the Investment Committee.

      John U. Fauster III D.D.S. Dr. Fauster is affiliated with the Defiance Dental Group and engages in the general practice of dentistry in Defiance, Ohio. He has been a director of First Defiance and its predecessors since 1975 and currently serves as a member of its Audit, Compensation and Long Range Planning Committees and serves on the Executive and Loan Review Committees on a rotating basis during the year.

      Marvin J. Ludwig. Dr. Ludwig was president of The Defiance College, an independent, co-educational, liberal arts college affiliated with the United Church of Christ, from 1975 until his retirement on June 30, 1994. He has served as a director of First Defiance and its predecessors since 1979 and currently serves as Chairman of the Audit and Compensation Committees and as a member of the MRP - Stock Options Committee and serves on the Executive and Loan Review Committees on a rotating basis during the year.

      Douglas A. Burgei, D.V.M. Dr. Burgei is a veterinarian practicing in Napoleon, Ohio since 1978. He was appointed to the Board of Directors in August 1995 and he serves as Chairman of the Governance Committee and as a member of the Investment and Long-Range Planning and serves on the Executive and Loan Review Committees on a rotating basis.

      Thomas A. Voigt. Mr. Voigt is a vice president and general manager of the Bryan Publishing Company, publisher of one daily and eight weekly newspapers, including The Bryan Times, The Countyline, The Montpelier Leader Enterprise and Realty Northwest. He was appointed to the board in August, 1995 and he serves as Chairman of the Long-Range Planning Committee and on the Compensation and MRP - Stock Options Committees and serves on the Executive and Loan Review Committees on a rotating basis during the year.

      Gerald W. Monnin. Mr. Monnin is President and Chief Executive Officer of Northwest Controls, a Defiance, Ohio company that distributes high technology electronic automation and control products and systems. He has been a director since April 1997 and serves on the Long-Range Planning, MRP - Stock Options and Governance Committees and serves on the Executive and Loan Review Committees on a rotating basis during the year.

Executive Officers Who Are Not Directors

      The following sets forth certain information with respect to the executive officers of First Federal who are not directors or nominees, including their business experience for at least the past five years.

      John C. Wahl. Age 37. Mr. Wahl was appointed Treasurer in April, 1997 and Senior Vice President and Chief Financial Officer in January, 1997 after having served as Controller since June 1, 1994. He also is Chairman of the Company's Investment Committee. Prior to joining First Defiance he was a senior manager with Ernst & Young LLP, the Company's independent auditors.

      John W. Boesling. Age 50. Mr. Boesling joined First Federal in 1971 and currently serves as Senior Vice President responsible for branch administration and security

      Patricia A. Cooper. Age 52. Mrs. Cooper was appointed Senior Vice President in January 1997 and is responsible for operations. She has served First Federal in a variety of capacities since she joined the Company in 1964.

      Jeffrey D. Vereecke. Age 36. Mr. Vereecke was appointed Senior Vice President in November 1997 and is responsible for lending. He originally joined the staff of First Federal in 1984 and has served in a variety of capacities, most recently as Vice President of consumer and commercial lending. Mr. Vereecke serves as a member of the Loan Review Committee.

Compliance with Section 16(a) of the 1934 Act

      Section 16(a) of the 1934 Act requires First Defiance's officers and directors, and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10% shareholders are required by regulation to furnish First Defiance with copies of all Section 16(a) forms they file.

      Based solely on review of the copies of such forms furnished to First Defiance, First Defiance believes that during 1997, all Section 16(a) filing requirements applicable to its officers and directors were complied with.

The Board of Directors and Its Committees

      Regular meetings of the Board of Directors of First Defiance are held monthly and special meetings of the Board of Directors of First Defiance are held from time to time as needed. Regular meetings of the Board of Directors of First Federal are also held on at least a monthly basis and special meetings of the Board of Directors of First Federal are held from time-to-time as needed. There were 14 meetings of the Board of Directors of First Defiance and 15 meetings of the Board of Directors of First Federal held during 1997. No director attended fewer than 75% of the total number of meetings of the Board of Directors of either First Defiance or First Federal held during 1997 and the total number of meetings held by all committees of the Board on which the director served during such year.

      The  Boards  of  Directors  of  First  Defiance  and  First  Federal  have
established  various  committees,   including  Executive,   Audit,   Governance,
Compensation, Long Range Planning and MRP - Stock Options Committees.

      The Executive Committee generally has the power and authority to act on behalf of the Board of Directors on important matters between scheduled Board meetings unless specific Board of Directors action is required or unless otherwise restricted by First Defiance's or First Federal's charter or bylaws or its Board of Directors. Mr. Van Brackel serves as Chairman of the Executive Committee. The eight outside directors serve on the Committee on a rotating basis during the year. The Executive Committee met 52 times during 1997.

      The Audit Committee reviews (i) the independent auditors' reports and results of their examination (ii) the OTS and Federal Deposit Insurance Corporation and other regulatory reports and (iii) reports issued by First Federal's internal auditor. The entire Board of Directors subsequently reviews such reports and examinations. Currently, Drs. Ludwig and Fauster, and Messrs. Zachrich and Boomer serve as members of this committee. The Audit Committee met one time during 1997.

      The Governance Committee, consisting of Messrs. Charles, Boomer and Monnin and Dr. Burgei, meets to review certain policies established by the Board of Directors and to ensure compliance with First Federal and OTS standards.

      The Compensation Committee, consisting of Drs. Ludwig and Fauster and Messrs. Zachrich and Voigt, was established by the Board of Directors to oversee the compensation programs provided to First Federal's management including base salaries, bonuses and benefit plans.

      The Long Range Planning Committee, consisting of Messrs. Voigt, Zachrich and Monnin and Drs. Fauster and Burgei, is responsible for reviewing strategic decisions which will have a long-term impact on First Federal's operations.

      The MRP - Stock Options Committee, consisting of Messrs. Boomer, Charles, Voigt and Monnin and Dr. Ludwig, is responsible for reviewing and approving grants made to management under First Defiance's 1993 MRP, the 1996 Management Recognition Plan (the "1996 MRP"), and the Option Plans. Such grants are also subject to approval by the full Board of Directors.

      To date, First Defiance has not established a nominating committee, the functions of which are performed by the full Board of Directors.

Other Committees

      In addition to the Committees of the Board of Directors, First Federal also has an Investment Committee which currently consists of Messrs. Van Brackel, Charles, and Burgei as well as Mr. Wahl, Senior Vice President and Treasurer. This committee has full authority to buy or sell any and all securities and mortgage-backed bank investments within the parameters of the Investment Policy Statement established by the Board of Directors.

      First Federal also has a Loan Review Committee which currently consists of Mr. Van Brackel and two directors on a rotating basis in conjunction with the Executive Committee assignment as well as Mr. Small, President and Chief Operating Officer of First Federal and Mr.Vereecke, Senior Vice President. This committee reviews and approves loan requests presented by the loan officers and reviews loans made during the prior months.
Actions by the Loan Review Committee are ratified by the Executive Committee.

                             EXECUTIVE COMPENSATION

Summary

      The following table sets forth a summary of certain information concerning the compensation awarded to or paid by First Defiance for services rendered in all capacities during the last three fiscal years to the Chief Executive Officer and the most highly compensated executive officers of First Defiance and First Federal whose total compensation during the year ended December 31, 1997 exceeded $100,000. Positions with First Defiance are listed as of December 31, 1997.

                                              Annual Compensation                        Long Term Compensation
                                     ------------------------------------       ----------------------------------
     Name and                Year    Salary (1)    Bonus     Other Annual             Awards            Payouts          All Other
    Principal                                       (2)      Compensation                                             Compensation
    Position                                                      (3)                                                      (5)
----------------------------------------------------------------------------------------------------------------------------------
                                                                                 Stock       Securities     LTIP
                                                                                Grants(4)    Underlying    Payouts
                                                                                              Options
----------------------------------------------------------------------------------------------------------------------------------

Don C. Van Brackel,          1997     $173,005    $97,803       ---               ---           ---           ---            $50,786
Chairman, President and      1996      157,862     80,475       ---             $507,145      116,584         ---             43,782
Chief Executive Officer      1995      144,125     73,125       ---               ---           ---           ---             62,012

William J.Small, Senior
Vice President, President,   1997     $129,048    $71,429       ---               ---           ---           ---            $50,786
Chief Operating Officer      1996       89,124     53,474       ---             $369,750      107,100         ---             36,356
First Federal Savings and    1995       60,000     36,000       ---               ---           ---           ---                ---
Loan

John C. Wahl, Senior         1997      $82,168    $49,301       ---             $87,000       10,000          ---            $50,786
Vice President, Chief        1996       68,724     41,429       ---             130,500       50,000          ---             31,236
Financial Officer and        1995       60,000     36,000       ---               ---           ---           ---             32,239
Treasurer

John W. Boesling, Senior     1997      $77,878    $46,727       ---               ---           ---           ---            $50,786
Vice President, Secretary    1996       73,824     39,375       ---             $150,075      34,500          ---             33,205
                             1995       65,625     35,625       ---               ---           ---           ---             42,186


                                                        (Footnotes on next page)

(1) Includes amounts deferred by Messrs. Van Brackel and Small pursuant to First Defiance's deferred compensation program.

(2) Bonus amounts reflect amounts earned during the fiscal year as determined by the Compensation Committee, including amounts which are paid in the following year.

(3) Does not include amounts attributable to miscellaneous benefits received by executive officers. In the opinion of management of First Defiance the costs to First Defiance of providing such benefits to any individual executive during the year ended December 31, 1997 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the individual.

(4) Represents the grant of 8,000 shares of restricted Common Stock to Mr. Wahl in April, 1997 and 46,634, 13,800, 12,000 and 13,800 shares of restricted Common Stock to Messrs. Van Brackel, Small, Wahl and Boesling, respectively, in April, 1996 under the 1996 MRP. Mr. Small received an additional grant of 20,200 shares in July, 1996 under the 1996 MRP. All shares granted under this program vest 20% per year over five years on the anniversary date of the grant. Unvested shares are forfeited upon termination or retirement. The awards to Messrs. Van Brackel, Small, Wahl and Boesling had a fair value at December 31, 1997 of $746,144, $544,000, $320,000 and $220,800 respectively.

(5) Consists of amounts allocated by First Defiance on behalf of Messrs. Van Brackel, Small, Wahl and Boesling pursuant to First Defiance's Employee Stock Ownership Plan.

Stock Options

     The following table provides information relating to option grants made pursuant to the 1996 Stock Option Plan and the 1993 Stock Incentive Plan to the individuals named in the Summary Compensation Table.

                                         STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                                                          Potential realizable value at
                                                                                           assumed rates of stock price
                                                   Individual Grants                       appreciation for option terms
                          -------------------------------------------------------------   ------------------------------
                                              Percent
                           Number of          of total
                          securities          options
                          underlying         granted to
                            options           employees        Exercise      Expiration
Executive Officer           granted            in 1997          Price          date               5%            10%
-----------------           -------            -------          -----          ----               --            ---
John C. Wahl               10,000  (1)          21.4%           $13.00         2007           $81,800        $207,200


(1) Options were granted under the 1993 Stock Incentive Plan and are fully vested.

         The following table sets forth certain information concerning exercises of stock options granted pursuant to the Company's 1993 Stock Incentive Plan by the named executive officers during the year ended December 31, 1997 and options held at December 31, 1997 under the 1993 Stock Incentive Plan and the 1996 Stock Option Plan.

                                           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                  AND FISCAL YEAR END OPTION VALUES

                        Shares                                      Number of
                     Acquired on         Value          Securities Underlying Unexercised       Value of Unexercised Options at
  Name                 Exercise          Realized               Options at Year End                       Year End (1)
  ----               -----------         --------       -------------------------------          ------------------------------
                                                        Exercisable       Unexercisable           Exercisable     Unexercisable
                                                        -----------       -------------          ------------     -------------
Don C. Van Brackel       8,750           $94,019           79,337             93,267               $765,191          $512,968

William J. Small          ---              ---             39,020             68,080                211,750          379,500

John C. Wahl              ---              ---             36,000             24,000                169,250          132,000

John W. Boesling          ---              ---             32,808             27,600                332,074          151,800

----------
(1) Based on a per share market price of $16.00 at December 31, 1997 and exercise prices ranging from $4.63 per share to $13.00 per share.

Report of the Compensation Committee

     In order to provide compensation levels comparable to its peers and to provide incentives for achieving improved performance the Compensation Committee recommended and the Board of Directors adopted on February 15, 1993 an incentive-based executive salary program which will provide management with a base salary targeted at approximately 62.5% of total cash compensation with the remaining 37.5% consisting of an incentive bonus. Under the program, management would attain targeted levels of compensation only upon realizing prescribed levels of performance established by the Board. For 1997, $265,260 in bonuses was allocated to the executive officers named in the Summary Compensation Table set forth under "Executive Compensation". Comparable amounts for 1996 and 1995 were $214,753 and $180,750 respectively.

     The Committee evaluates the base salaries of the executive officers of First Defiance and First Federal annually. An executive officer's base salary is determined based upon longevity with First Defiance, the effectiveness of such individual in performing his duties, peer averages at the position in question and First Defiance's overall performance. No particular weight is assigned to these variables. The base salary component alone, while designed to be competitive with peer group averages, is not designed to produce top levels of compensation for the executive officers of First Defiance and First Federal when compared to its peer group. The incentive component, as described below, which requires First Defiance to achieve specific goals before additional compensation is paid, is the element which is designed to make total compensation for each of the executive officers comparable or better than the comparable executive compensation for the executive officers in First Defiance's peer group.

     For 1997, the Board of Directors determined that First Defiance fully realized prescribed levels of performance. In making this determination the Board of Directors considered asset quality, community activities, efficiency of operations, implementation of strategic objectives, return on average assets, return on average equity, and overall accomplishments.

     In 1997 the Board of Directors made allocations under the 1996 MRP and 1993 Stock Option Plans to certain of its executive officers. The bases of the allocations were the contributions made by the executive officer to First Defiance and the responsibilities of the executive officer within the First Defiance organization. The stock awards allocated under the MRP were also designed to provide an incentive to executive officers to contribute to First Defiance's future success.

      By the Compensation Committee: M.J. Ludwig, Chairman, J.U. Fauster, III, J.M. Zachrich, T.A. Voigt

Performance Graph

     The following graph compares the yearly cumulative total return on the Common Stock from the closing price on the date of First Defiance's conversion in 1993 to a stock company with (i) the yearly cumulative total return on the stocks included in the Nasdaq Stock Market Index (for United States companies) and (ii) the yearly cumulative total return on stocks included in the Nasdaq
Bank Stock Index. All of these cumulative returns are computed assuming the reinvestment of dividends at the frequency with which dividends were paid during the applicable years.



                          First Defiance Financial Corp
                            (including predecessors)




[GRAPHIC-GRAPH PLOTTED TO POINTS LISTED BELOW]





                                                         Period Ending
                               ----------------------------------------------------------------
Index                          7/20/93     12/31/93   12/31/94   12/31/95   12/31/96   12/31/97
-----------------------------------------------------------------------------------------------

First Defiance Financial Corp.  100.00      101.72     103.19     173.70     218.00     288.46
NASDAQ - Total US               100.00      110.83     108.33     153.21     188.44     231.25
NASDAQ Bank Index               100.00      104.62     104.24     155.25     204.96     346.27



Directors' Compensation

     During the year ended December 31, 1997, each member of the Board of Directors of First Defiance received an annual fee of $16,580 plus an additional fee of $400 per Board meeting attended. Outside Directors have the option to defer up to $5,000 of their annual fees pursuant to a deferred compensation plan. Directors also received a $500 annual fee for each committee they serve on, with the exception of rotating service on the Executive Committee, for which they received $100 per meeting held during their term as members.

     In 1997, the non-employee directors received grants under the 1996 Stock Option Plan to purchase an aggregate of 29,145 shares of Common Stock at exercise prices of between $12.625 and $13 per share

Employment Agreements

     First Federal has entered into employment agreements with Messrs. Van Brackel, Small, Wahl, Boesling and Cooper (the "Executives"). The form of employment agreement for each Executive is substantially the same and provides each officer with a three-year term of employment commencing on the date of the agreement. On the first anniversary of each agreement and each anniversary thereafter, the Board of Directors of First Federal shall consider and review extension of the terms of each agreement and shall continue to extend under such terms unless either party gives notice of non-renewal to the other party.

     The employment agreements are terminable with or without cause by First Federal. The Executives have no right to compensation or other benefits pursuant to the employment agreement for any period after voluntary termination or termination by First Federal for cause, disability, retirement or death. However, in the event that (i) an Executive terminates his employment because of failure of First Federal to comply with any material provision of the employment agreement or (ii) the employment agreement was terminated by an Executive for Good Reason, as defined, an Executive would be entitled to 2.99 times the average annual compensation paid to him by First Federal during the five most recent taxable years ending during the calendar year in which the notice of termination occurs or such portion of such period in which the Executive served as senior officer of First Federal as well as continued participation in employee benefit plans of First Federal (other than retirement plans and stock compensation plans) until the expiration of the remaining term of employment. "Good Reason" would generally be defined in the employment agreements to include the assignment by First Federal to the Executive of any duties which, in the Executive's good faith determination, are materially inconsistent with the Executive's positions, duties, responsibilities and status with First Federal prior to such assignment or prior to a change in control of First Federal.

     The employment agreements provide that in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute "excess parachute payments" within the meaning of Section

280G of the Internal Revenue Code of 1986, then such payments and benefits received thereunder would be reduced, in the manner determined by First Defiance, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits being nondeductible by First Defiance for federal income tax purposes. Excess parachute payments generally would be defined as payments in excess of three times the recipient's average annual compensation from First Defiance includable in the recipients gross income during the most recent five taxable years ending before the date on which a change in control of First Defiance or other triggering events occurred ("base amount"). A recipient of excess parachute payments is subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount would not be deductible by First Defiance as compensation expense for federal income tax purposes.

      It is anticipated that a similar agreement will be entered into with Mr. Vereecke.

Pension Plan

     First Defiance maintained a defined benefit pension plan (the "Pension Plan") covering all employees that had attained 21 years of age and had completed one full year of service (consisting of 1,000 hours worked during the year). Effective on November 30, 1997, First Defiance terminated the defined benefit plan. The accrued benefits for all participants in the Pension Plan were vested as of that date. Participants will have the option of 1) purchasing an annuity equal to the benefit earned under the plan, 2) receiving the present value of the accrued benefit in the form of a cash payment, or 3) receiving the present value of the accrued benefit in a roll-over contribution to a qualified IRA or defined contribution plan. On January 1, 1998, the Company reactivated a 401(k) profit sharing plan which had not been utilized since 1993.

     In general, the Pension Plan provided for benefits payable monthly at normal retirement age, which is age 65, or the tenth anniversary of joining the Pension Plan. The monthly payments equaled an amount based on a participant's average monthly compensation over the five consecutive years which produced the highest monthly average within the last ten completed years of employment. The monthly benefit equaled 2% of a participant's average monthly compensation multiplied by his or her total number of years of service up to a maximum of 30 years. The compensation covered by the Pension Plan was equal to the employee's salary and bonus, which for executives is included in the Summary Compensation Table as their salary and bonus.

     The following table illustrates the approximate annual benefit payable under the Pension Plan to participants commencing at age 65, assuming various levels of compensation and years of service.

                                                             Amount of Annual Retirement Benefit
                                                                 with Credited Service of: (1)
         Average                         ---------------------------------------------------------------------------
      Annual Salary                      15 Years              20 Years               25 Years              30 Years
      -------------                      --------              --------               --------              --------

        $  30,000                        $  9,000              $ 12,000              $  10,000             $  18,000
           40,000                          12,000                16,000                 20,000                24,000
           60,000                          18,000                24,000                 30,000                36,000
           80,000                          24,000                32,000                 40,000                48,000
          100,000                          30,000                40,000                 50,000                60,000
          120,000                          36,000                48,000                 60,000                72,000
          140,000                          42,000                56,000                 70,000                84,000
          160,000                          48,000                64,000                 80,000                96,000
          180,000                          54,000                72,000                 90,000               108,000
          200,000                          60,000                80,000                100,000               120,000
          220,000                          66,000                88,000                110,000               120,000(2)
          240,000                          72,000                96,000                120,000               120,000(2)
          260,000                          78,000               104,000                120,000(2)            120,000(2)
          280,000                          84,000               110,000                120,000(2)            120,000(2)


(1) Benefit amounts shown are on a "ten year certain and life" basis (i.e., payments during the life of the employee with a minimum of 120 payments guaranteed) without reduction for Social Security benefits.

(2)  The maximum benefit payable under a defined benefit plan was $120,000.

     As of November 30, 1997 (the termination date of the Pension Plan), Messrs. Van Brackel, Small, Wahl and Boesling had five years, three years, three years and 26 years respectively, of credited service under the Pension Plan.

Indebtedness of Management

     First Defiance has had no loans outstanding since January 1, 1997 in excess of $60,000 to any director, nominee for election as a director or executive officer of First Defiance, any member of the immediate family of any such person or to certain corporations, organizations or trusts affiliated with any such person, except loans made in the ordinary course of business on substantially the same terms, including interest rates and collateral as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

     Since 1989, federal regulations have prohibited a savings and loan association from making loans to directors and executive officers on terms more favorable than those available to other parties. A recent change in federal regulations permits loans to be made to directors and executive officers on favorable terms, subject to certain limitations, pursuant to a program widely available to employees and that does not discriminate in favor of directors, executive officers or principal shareholders. First Defiance has not extended a loan to any director or executive officer on favorable terms since the regulation was changed.

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors of First Defiance has appointed Ernst & Young LLP as independent auditors for First Defiance for the year ending December 31, 1998. Ernst & Young LLP served as the Company's independent auditors for the fiscal year ended December 31, 1997, and has reported on the Company's consolidated financial statements. Representatives of the firm will be present at the annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

     The Board of Directors has the responsibility for the selection of the Company's independent auditors. Although shareholder ratification is not required for the selection of Ernst & Young LLP, and although such ratification will not obligate the Company to continue the services of such firm, The Board of Directors is submitting the selection for ratification with a view towards soliciting the shareholders' opinion thereon, which may be taken into consideration in future deliberations. If the appointment is not ratified, the Board of Directors must then determine whether to appoint other auditors before the end of the current fiscal year, and in such case, shareholders' opinions would be taken into consideration.

     The Board of Directors recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 1998.


                                  OTHER MATTERS

     Each proxy solicited hereby also confers discretionary authority on the Board of Directors of First Defiance to vote the proxy with respect to the election of any person as a director if the nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the Annual Meeting. Management is not aware of any business to come before the Annual Meeting other than those matters described in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

     The cost of solicitation of proxies will be borne by First Defiance. First Defiance will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock. In addition to solicitations by mail, directors, officers and employees of First Defiance may solicit proxies personally or by telephone without additional compensation.

                              SHAREHOLDER PROPOSALS

     Any proposal which a shareholder wishes to have included in the proxy solicitation materials to be used in connection with the next Annual Meeting of Shareholders of First Defiance must be received at the main office of First Defiance no later than November 20, 1998. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the 1934 Act, it will be included in the Proxy Statement and set forth on the form of proxy issued for the next Annual Meeting of Shareholders. It is urged that any such proposals be sent by certified mail, return receipt requested.

                     ANNUAL REPORTS AND FINANCIAL STATEMENTS

     Shareholders of First Defiance as of the Voting Date for the Annual Meeting are being forwarded a copy of First Defiance's Annual Report to Shareholders for the year ended December 31, 1997 ("Annual Report"). Included in the Annual
Report are the consolidated financial statements of First Defiance as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, prepared in accordance with generally accepted accounting principles, and the related report of First Defiance's independent public accountants. The Annual Report is not a part of this Proxy Statement.

     Upon receipt of a written request, First Defiance will furnish to any shareholder without charge a copy of its Annual Report on Form 10-K filed with the SEC under the 1934 Act for the year ended December 31, 1997. Upon written request, First Defiance will furnish to any such shareholder a copy of the exhibits to the Annual Report on Form 10-K. Such written requests should be directed to First Defiance Financial Corp., 601 Clinton Street, Defiance, Ohio 43512, Attention: John C. Wahl, Sr. Vice President and Chief Financial Officer. The Annual Report on Form 10-K is not a part of this Proxy Statement.

                                              BY ORDER OF THE BOARD OF DIRECTORS


                                              /s/John W. Boesling
                                              -------------------
                                              John W. Boesling, Secretary

March 23, 1998
Defiance, Ohio

                                 REVOCABLE PROXY
                         FIRST DEFIANCE FINANCIAL CORP.

        [ X ] PLEASE MARK VOTES AS IN THIS EXAMPLE


   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRST DEFIANCE FINANCIAL CORP. FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 21, 1998 AND AT ANY ADJOURNMENT THEREOF.

  The undersigned hereby appoints the Board of Directors of First Defiance Financial Corp. (the "Company") as proxies, each with power to appoint his substitute, and hereby authorized them to represent and vote, as designated below, all the shares of Common Stock of the Company held of record by the undersigned on March 6, 1998 at the Annual Meeting of Shareholders to be held at the home office of its subsidiary, First Federal Savings and Loan, located at 601 Clinton Street, Defiance, Ohio 43512, on Tuesday, April 21, 1998, at 1:00 p.m., Eastern Time, and any adjournment thereof.

1. ELECTION OF DIRECTORS FOR THREE-YEAR TERM EXPIRING IN 2001


               [   ] FOR      [   ] WITHHOLD      [   ] EXCEPT

   Nominees for a three-year term expiring in 2001:
   Stephen L. Boomer, William J. Small, Peter A. Diehl


INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.


--------------------------------------------------------------------------------




2. PROPOSAL TO RATIFY THE APPOINTMENT by the Board of Directors of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1998.

                [   ] FOR      [   ] AGAINST      [   ] ABSTAIN


3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.



  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. THE SHARES OF THE COMPANY'S COMMON STOCK WILL BE VOTED AS SPECIFIED. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES TO THE BOARD OF DIRECTORS SPECIFIED IN ITEM 2 AND OTHERWISE AT THE DISCRETION OF THE PROXIES. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE ANNUAL MEETING.

                         Please be sure to sign and date
                          this Proxy in the box below.



                   _________________________________________
                                      Date

                   _________________________________________
                             Stockholder sign above

                   _________________________________________
                         Co-holder (if any) sign above



   Detach above card, sign, date and mail in postage paid envelope provided.

                         FIRST DEFIANCE FINANCIAL CORP.

  Please sign this exactly as your name(s) appear(s) on this proxy card. When signing in a representative capacity, please give title. When shares are held jointly, only one holder need sign.

                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY